EXHIBIT 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

FIRST QUARTER 2013 EARNINGS AND BACKLOG

HOUSTON, TX, April 26, 2013 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its first quarter ended March 31, 2013 it earned net income of $502 million, or $1.17 per fully diluted share, compared to fourth quarter ended December 31, 2012 net income of $668 million, or $1.56 per fully diluted share. The first quarter 2013 results included transaction costs primarily related to the Robbins & Myers acquisition, and Venezuela currency devaluation charges, which combined for a total of $73 million in pre-tax costs and charges. Excluding these costs and charges, earnings were $553 million, or $1.29 per fully diluted share.

Revenues for the first quarter of 2013 were $5.31 billion, a decrease of seven percent from the fourth quarter of 2012 and an increase of 23 percent from the first quarter of 2012. Operating profit for the quarter, excluding the transaction charges, was $816 million, or 15.4 percent of sales. Sequentially, first quarter operating profit decreased 14 percent, while year-over-year first quarter operating profit decreased seven percent.

Backlog for capital equipment orders for the Company’s Rig Technology segment at March 31, 2013 was a record at $12.92 billion, up eight percent from the fourth quarter of 2012, and up 24 percent from the first quarter of 2012. New orders during the quarter were $3.04 billion, reflecting continued strong demand for oilfield equipment.

Pete Miller, Chairman and CEO of National Oilwell Varco, remarked, “The North American market was softer than anticipated; however, our strong backlog for drilling equipment, coupled with the recent investments that we have made in acquisitions, international expansion and incremental capacity, enabled our Company to generate solid earnings in the first quarter. As we move through the year, we expect to see continued improvements in international activity, strong industry demand for both floaters and jackups, and a heightened level of interest and orders in our floating production equipment offering. Additionally, while we are cautious regarding the timing of a North America recovery, we remain confident that land drillers and well service firms will soon consume their current inventories, ultimately requiring more of our products and services. Until that time, we take comfort in knowing that we are well positioned for this market, given our strong financial resources, unparalleled market presence, exceptional backlog, and extraordinary workforce.”

Rig Technology

First quarter revenues for the Rig Technology segment were $2.63 billion, a decrease of nine percent from the fourth quarter of 2012 and an increase of 16 percent from the first quarter of 2012. Operating profit for this segment was $557 million, or 21.2 percent of sales. Operating profit flow-through (change in operating profit divided by the change in revenue) was two percent from the first quarter of 2012 to the first quarter of 2013. Revenue out of backlog for the segment increased 16 percent year-over-year, and was down 10 percent from the fourth quarter of 2012, to $1.98 billion for the first quarter of 2013.

Petroleum Services & Supplies

Revenues for the first quarter of 2013 for the Petroleum Services & Supplies segment were $1.70 billion, down four percent compared to fourth quarter 2012 results and flat from the first quarter of 2012. Operating profit was $311 million, or 18.3 percent of revenue. Operating profit flow-through was down 64 percent from the fourth quarter of 2012 to the first quarter of 2013.

Distribution & Transmission

The Distribution & Transmission segment generated first quarter revenues of $1.23 billion, down three percent from the fourth quarter of 2012 and up 118 percent from the first quarter of 2012 (due mostly to previously disclosed mergers completed in 2012). First quarter operating profit was $65 million, or 5.3 percent of sales. Operating profit flow-through was three percent from the first quarter of 2012 to the first quarter of 2013.

The Company has scheduled a conference call for April 26, 2013, at 8:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,441	$3,319
Receivables, net	4,279	4,320
Inventories, net	6,135	5,891
Costs in excess of billings	1,333	1,225
Deferred income taxes	332	349
Prepaid and other current assets	474	574

Total current assets	14,994	15,678
Property, plant and equipment, net	3,215	2,945
Deferred income taxes	395	413
Goodwill	9,056	7,172
Intangibles, net	5,399	4,743
Investment in unconsolidated affiliate	410	393
Other assets	138	140

	$33,607	$31,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,283	$1,200
Accrued liabilities	2,468	2,571
Billings in excess of costs	1,093	1,189
Current portion of long-term debt and short-term borrowings	—	1
Accrued income taxes	406	355
Deferred income taxes	388	333

Total current liabilities	5,638	5,649
Long-term debt	4,349	3,148
Deferred income taxes	2,451	1,997
Other liabilities	439	334

Total liabilities	12,877	11,128

Commitments and contingencies
Stockholders’ equity:
Common stock – par value $.01; 1 billion shares authorized; 427,216,689 and 426,928,322 shares issued and outstanding at March 31, 2013 and December 31, 2012	4	4
Additional paid-in capital	8,772	8,743
Accumulated other comprehensive income (loss)	(7)	107
Retained earnings	11,831	11,385

Total Company stockholders’ equity	20,600	20,239
Noncontrolling interests	130	117

Total stockholders’ equity	20,730	20,356

	$33,607	$31,484

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenue:
Rig Technology	$2,628	$2,259	$2,896
Petroleum Services & Supplies	1,701	1,704	1,770
Distribution & Transmission	1,227	564	1,268
Eliminations	(249)	(224)	(249)

Total revenue	5,307	4,303	5,685
Gross profit	1,287	1,271	1,410
Gross profit %	24.3%	29.5%	24.8%
Selling, general, and administrative	471	390	456
Transaction and devaluation costs	73	7	51

Operating profit	743	874	903
Interest and financial costs	(28)	(8)	(21)
Interest income	3	3	2
Equity income in unconsolidated affiliate	19	17	15
Other income (expense), net	(13)	(13)	(28)

Income before income taxes	724	873	871
Provision for income taxes	224	269	203

Net income	500	604	668
Net loss attributable to noncontrolling interests	(2)	(2)	—

Net income attributable to Company	$502	$606	$668

Net income attributable to Company per share:
Basic	$1.18	$1.43	$1.57

Diluted	$1.17	$1.42	$1.56

Weighted average shares outstanding:
Basic	426	423	426

Diluted	428	426	428

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenue:
Rig Technology	$2,628	$2,259	$2,896
Petroleum Services & Supplies	1,701	1,704	1,770
Distribution & Transmission	1,227	564	1,268
Eliminations	(249)	(224)	(249)

Total Revenue	$5,307	$4,303	$5,685

Operating profit:
Rig Technology	$557	$551	$648
Petroleum Services & Supplies	311	388	355
Distribution & Transmission	65	43	78
Unallocated expenses and eliminations	(117)	(101)	(127)

Total operating profit (before other costs)	$816	$881	$954

Operating profit %:
Rig Technology	21.2%	24.4%	22.4%
Petroleum Services & Supplies	18.3%	22.8%	20.1%
Distribution & Transmission	5.3%	7.6%	6.2%
Other unallocated	—	—	—

Total operating profit % (before other costs)	15.4%	20.5%	16.8%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION AND DEVALUATION COSTS

(Unaudited)

(In millions)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$502	$606	$668
Provision for income taxes	224	269	203
Interest expense	28	8	21
Depreciation and amortization	174	148	166

EBITDA	928	1,031	1,058
Other costs:
Transaction costs	65	7	51
Devaluation costs	8	—	—

EBITDA excluding other costs (Note 1)	$1,001	$1,038	$1,109

Note 1: EBITDA means earnings before taxes, interest, depreciation, amortization, and other costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.

     Jeremy Thigpen, (713) 346-7301

     Jeremy.Thigpen@nov.com